UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Veritex Holdings, Inc. (VBTX)
(Name of Issuer)

Common Stock
(Title of Class of Securities)

923451108
(CUSIP Number)

2/22/2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 923451108	Page 2 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	567,289 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	567,289 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		567,289 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		3.73%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 567,289 shares of common stock of the Issuer held by Financial Opportunity Fund LLC.

CUSIP No. 923451108	Page 3 of 18
1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Financial Opportunity Long/Short Fund LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	9,551 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	9,551 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		9,551 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.06%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 9,551 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC.

CUSIP No. 923451108	Page 4 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	144,092 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	144,092 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		144,092 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.95%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 144,092 shares of common stock of the Issuer held by Bridge Equities III, LLC.

CUSIP No. 923451108	Page 5 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities VIII, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	76,405 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	76,405 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		76,405 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.50%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 76,405 shares of common stock of the Issuer held by Bridge Equities VIII, LLC.

CUSIP No. 923451108	Page 6 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities IX, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	103,860 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	103,860 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		103,860 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.68%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 103,860 shares of common stock of the Issuer held by Bridge Equities IX, LLC.

CUSIP No. 923451108	Page 7 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities X, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	134,540 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	134,540 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		134,540 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.88%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 134,540 shares of common stock of the Issuer held by Bridge Equities X, LLC.

CUSIP No. 923451108	Page 8 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Bridge Equities XI, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	229,819 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	229,819 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		229,819 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		1.51%
12	TYPE OF REPORTING PERSON		OO

(1) Consists of 229,819 shares of common stock of the Issuer held by Bridge Equities XI, LLC.

CUSIP No. 923451108	Page 9 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		FJ Capital Management LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,396,460 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	707,744 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,396,460 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.18%
12	TYPE OF REPORTING PERSON		IA

(1)	Consists of 567,289 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 9,551 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 144,092 shares of common stock of the Issuer held by Bridge Equities III, LLC, 76,405 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 103,860 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 134,540 shares of common stock of the Issuer held by Bridge Equities X, LLC and 229,819 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 130,904 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

(2)	Consists of 567,289 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 9,551 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 130,904 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership.

CUSIP No. 923451108	Page 10 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Martin S. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		United States
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	1,396,460 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	707,744 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		1,396,460 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		9.18%
12	TYPE OF REPORTING PERSON		IN

(1)	Consists of 567,289 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 9,551 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, 144,092 shares of common stock of the Issuer held by Bridge Equities III, LLC, 76,405 shares of common stock of the Issuer held by Bridge Equities VIII, LLC, 103,860 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 134,540 shares of common stock of the Issuer held by Bridge Equities X, LLC and 229,819 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which FJ Capital Management LLC is the sub-investment advisor, and 130,904 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.
(2)	Consists of 567,289 shares of common stock of the Issuer held by Financial Opportunity Fund LLC and 9,551 shares of common stock of the Issuer held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 130,904 shares of common stock of the Issuer held by a managed account that FJ Capital Management manages; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares but as to which Mr. Friedman disclaims beneficial ownership.

CUSIP No. 923451108	Page 11 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	688,716 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	688,716 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		688,716 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.53%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 144,092 shares of common stock of the Issuer held by Bridge Equities III LLC, 76,405 shares of common stock of the Issuer held by Bridge Equities VIII LLC, 103,860 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 134,540 shares of common stock of the Issuer held by Bridge Equities X, LLC and 229,819 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares

CUSIP No. 923451108	Page 12 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		SunBridge Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Delaware
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	688,716 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	688,716 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		688,716 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.53%
12	TYPE OF REPORTING PERSON		OO

(1)	Consists of 144,092 shares of common stock of the Issuer held by Bridge Equities III LLC, 76,405 shares of common stock of the Issuer held by Bridge Equities VIII LLC, 103,860 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 134,540 shares of common stock of the Issuer held by Bridge Equities X, LLC and 229,819 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 923451108	Page 13 of 18

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)		Realty Investment Company, Inc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [x] (b) [_]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION		Maryland
NUMBER OF SHARES	5	SOLE VOTING POWER
BENEFICIALLY OWNED BY	6	SHARED VOTING POWER	688,716 (1)
EACH REPORTING	7	SOLE DISPOSITIVE POWER
PERSON WITH	8	SHARED DISPOSITIVE POWER	688,716 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		688,716 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES		[ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		4.53%
12	TYPE OF REPORTING PERSON		CO

(1)	Consists of 144,092 shares of common stock of the Issuer held by Bridge Equities III LLC, 76,405 shares of common stock of the Issuer held by Bridge Equities VIII LLC, 103,860 shares of common stock of the Issuer held by Bridge Equities IX, LLC, 134,540 shares of common stock of the Issuer held by Bridge Equities X, LLC and 229,819 shares of common stock of the Issuer held by Bridge Equities XI, LLC, of which SunBridge Manager, LLC is the Managing Member. SunBridge Holdings, LLC is the Managing Member of SunBridge Manager, LLC. Realty Investment Company, Inc. is the Manager of SunBridge Holdings, LLC; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares.

CUSIP No. 923451108	Page 14 of 18

Item 1(a).	Name of Issuer:

Veritex Holdings, Inc

Item 1(b).	Address of Issuer’s Principal Executive Offices:

8214 Westchester Drive Suite 400 Dallas, TX 75225

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following Reporting Persons:

Financial Opportunity Fund LLC

Financial Opportunity Long/Short Fund LLC

Bridge Equities III, LLC

Bridge Equities VIII, LLC

Bridge Equities IX, LLC

Bridge Equities X, LLC

Bridge Equities XI, LLC

FJ Capital Management LLC

Martin S. Friedman SunBridge Manager, LLC SunBridge Holdings, LLC Realty Investment Company, Inc
Item 2(b).	Address of Principal Business Office or, if None, Residence:
Financial Opportunity Fund LLC 1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Financial Opportunity Long/Short Fund LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Bridge Equities III, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities VIII, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities IX, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities X, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Bridge Equities XI, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

CUSIP No. 923451108	Page 15 of 18

FJ Capital Management, LLC

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

Martin S. Friedman

1313 Dolley Madison Blvd., STE 306

McLean, VA 22101

SunBridge Manager, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

SunBridge Holdings, LLC

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Realty Investment Company, Inc

8171 Maple Lawn Blvd, Suite 375

Fulton, MD 20759

Item 2(c).	Citizenship:

Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, Bridge Equities III, LLC, Bridge Equities VIII, LLC, Bridge Equities IX, LLC, Bridge Equities X, LLC, Bridge Equities XI, LLC, FJ Capital Management LLC, SunBridge Manager, LLC, SunBridge Holdings, LLC – Delaware limited liability companies
Martin S. Friedman – United States citizen
Realty Investment Company, Inc – Maryland corporation

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:
048426100

Item 3.	If This Statement is Filed Pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(ii)(G);

CUSIP No. 923451108	Page 16 of 18
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.

Ownership information is provided as of:

(a)	Amount beneficially owned:

Financial Opportunity Fund LLC – 567,289 shares

Financial Opportunity Long/Short Fund LLC – 9,551 shares

Bridge Equities III, LLC – 144,092 shares

Bridge Equities VIII, LLC – 76,405 shares

Bridge Equities IX, LLC – 103,860 shares

Bridge Equities X, LLC – 134,540 shares

Bridge Equities XI, LLC – 229,819 shares

FJ Capital Management LLC – 1,396,460 shares

Martin S. Friedman – 1,396,460 shares

SunBridge Manager, LLC – 688,716 shares

SunBridge Holdings, LLC – 688,716 shares

Realty Investment Company, Inc – 688,716 shares

(b)	Percent of class:

Financial Opportunity Fund LLC – 3.73%

Financial Opportunity Long/Short Fund LLC – 0.06%

Bridge Equities III, LLC –0.95%

Bridge Equities VIII, LLC – 0.50%

Bridge Equities IX, LLC – 0.68%

Bridge Equities X, LLC – 0.88%

Bridge Equities XI, LLC – 1.51%

FJ Capital Management LLC – 9.18%

Martin S. Friedman – 9.18%

SunBridge Manager, LLC – 4.53%

SunBridge Holdings, LLC – 4.53%

Realty Investment Company, Inc – 4.53%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote

All Reporting Persons – 0

(ii) Shared power to vote or to direct the vote

CUSIP No. 923451108	Page 17 of 18

Financial Opportunity Fund LLC – 567,289 shares

Financial Opportunity Long/Short Fund LLC – 9,551 shares

Bridge Equities III, LLC – 144,092 shares

Bridge Equities VIII, LLC – 76,405 shares

Bridge Equities IX, LLC – 103,860 shares

Bridge Equities X, LLC – 134,540 shares

Bridge Equities XI, LLC – 229,819 shares

FJ Capital Management LLC – 1,396,460 shares

Martin S. Friedman – 1,396,460 shares

SunBridge Manager, LLC – 688,716 shares

SunBridge Holdings, LLC – 688,716 shares

Realty Investment Company, Inc – 688,716 shares

(iii)	Sole power to dispose or to direct the disposition of

All Reporting Persons – 0

(iv)	Shared power to dispose or to direct the disposition of

Financial Opportunity Fund LLC – 567,289 shares

Financial Opportunity Long/Short Fund LLC – 9,551 shares

Bridge Equities III, LLC – 144,092 shares

Bridge Equities VIII, LLC – 76,405 shares

Bridge Equities IX, LLC – 103,860 shares

Bridge Equities X, LLC – 134,540 shares

Bridge Equities XI, LLC – 229,819 shares

FJ Capital Management LLC – 707,744 shares

Martin S. Friedman – 707,744 shares

SunBridge Manager, LLC – 688,716 shares

SunBridge Holdings, LLC – 688,716 shares

Realty Investment Company, Inc – 688,716 shares

Item 5.	Ownership of Five Percent or Less of a Class.

N/A

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

N/A

Item 8.	Identification and Classification of Members of the Group.

Due to the relationships among them, the reporting persons hereunder may be deemed to constitute a “group” with one another for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934.

Item 9.	Notice of Dissolution of Group.

N/A

CUSIP No. 923451108	Page 18 of 18
Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2/13/2017

Financial Opportunity Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

Financial Opportunity Long/Short Fund LLC

By: FJ Capital Management LLC, its Managing Member

By: /s/Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

FJ CAPITAL MANAGEMENT LLC

By: /s/ Martin S. Friedman

Name: Martin S. Friedman

Title: Managing Member

/s/ Martin S. Friedman

MARTIN S. FRIEDMAN

Bridge Equities III, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities VIII, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities IX, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities X, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

Bridge Equities XI, LLC

By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: Manager

SunBridge Manager, LLC

By: SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

SunBridge Holdings, LLC

By: Realty Investment Company, Inc., its Manager

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

realty investment company, inc.

By: /s/ Christine A. Shreve

Name: Christine A. Shreve

Title: President

Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Veritex Holdings, Inc. shall be filed on behalf of the undersigned.

Financial Opportunity Fund LLC		Bridge Equities III, LLC
By:	FJ Capital Management, LLC	By: SunBridge Manager, LLC, its Managing Member
Title: Manager

By:	/s/ Martin Friedman	By: /s/ Christine A. Shreve
	Name: Martin S. Friedman	Name: Christine A. Shreve
	Title: Managing Member	Title: Manager

Financial Opportunity LonG/Short Fund LLC		Bridge Equities VIII, LLC
By:	FJ Capital Management, LLC	By: SunBridge Manager, LLC, its Managing Member

By:	/s/ Martin Friedman	By: /s/ Christine A. Shreve
	Name: Martin S. Friedman	Name: Christine A. Shreve
Title: Managing Member
Bridge Equities IX, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
FJ Capital Management LLC		Title: Manager

Bridge Equities X, LLC
By: SunBridge Manager, LLC, its Managing Member
By: /s/ Martin Friedman
By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

Bridge Equities XI, LLC
By: SunBridge Manager, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: Manager

SunBridge mANAGER, LLC
By: SunBridge Holdings, LLC, its Managing Member

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
/s/ Martin Friedman		Title: President
MARTIN S. FRIEDMAN

SunBridge Holdings, LLC
By: Realty Investment Company, Inc., its Manager
.
By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President

realty investment company, inc.

By: /s/ Christine A. Shreve
Name: Christine A. Shreve
Title: President